Exhibit 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Board of Directors
Cyber Digital, Inc.

We consent to incorporation by reference in the registration statement on Form SB-2 of our report dated July 15, 1996 relating to the balance sheets of Cyber Digital, Inc. as of March 31, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two year period ended March 31, 1996, which report appears in the March 1996 annual report on Form 10-KSB of Cyber Digital, Inc.

Albrecht, Viggiano, Zureck & Company, P.C.


Hauppauge, New York
 December 13, 1996